Exhibit 99.1

At the Company
Katrina Becker Manager, Corporate Communications (402) 597-8485 kbecker@ameritrade.com	Dave Pleiss Director, Investor Relations (402) 597-5658 dpleiss@ameritrade.com

AMERITRADE ANNOUNCES CONTINUED PROFITABILITY
AND MERGER SYNERGIES AHEAD OF TARGET

Clearing conversion completed
Definite agreement signed for Mydiscountbroker accounts

OMAHA, Neb., April 22, 2003 — Ameritrade Holding Corporation (Nasdaq: AMTD) today announced results for its second fiscal quarter ended March 28, 2003. The Company executed on its commitment to deliver profitability and positive cash flow despite the challenging environment.

Second Quarter Highlights

•	Net income of $9.6 million, or $0.02 per share

•	Operating margin* of $38.1 million, or 26 percent

•	Pre-tax income of $16.7 million, or 11 percent

•	EBITDA* of $25.4 million

•	Reached $100 million of annualized after-tax synergies

•	Repurchased 8.2 million shares of Company stock

•	Liquid assets* of $187 million

•	83,000 new accounts opened and funded at an average cost per account of $325

•	Average trades per day of approximately 116,000

* See attached reconciliation of financial measures.

“We delivered on the next milestone in our Datek integration, the clearing conversion. Further, we attained the targeted merger synergy run-rate of $100 million after tax and expect additional synergies to be realized from the clearing and Web site conversions over the next two quarters. We remain committed to grow our business and achieve profitability regardless of market conditions,” said Joe Moglia, chief executive officer of Ameritrade.

Stock Repurchase and Knight Transaction

In February, the Company entered into a prepaid variable forward agreement on 5.2 million shares of its ownership in Knight Trading Group, Inc. (“Knight”), generating cash of approximately $21 million.

The Company used the proceeds of the Knight transaction to partially fund the repurchase of over 8 million shares of its common stock during the quarter at $4.77 per share. To date, the Company has bought back over 13 million shares at an average price of $4.41 per share.

Mydiscountbroker.com Acquisition

The Company today also announced it has signed a definitive agreement with SWS Group, Inc. (NYSE: SWS), to purchase the nearly 20,000 online retail accounts of its Mydiscountbroker.com subsidiary. The purchase price is expected to range from $3 million to $5 million based on the account characteristics and number of accounts transferred. The parties intend to close as soon as possible.

Outlook

Ameritrade has updated its current projections for the remaining quarters of fiscal year 2003 in the “Outlook Statement” section of its corporate Web site located at www.amtd.com.

About Ameritrade Holding Corporation

Ameritrade Holding Corporation (www.amtd.com) has a 27-year brokerage history of providing a self-directed approach to investment services. The Company, through its Private Client and Institutional Client divisions, provides tiered levels of brokerage products and services tailored to meet the varying investing, trading and execution needs of individual investors, financial institutions and corporations.

Safe Harbor

This document contains forward-looking statements within the meaning of the federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. In particular, any expectations of additional synergies to be realized from the merger of Ameritrade and Datek and any projections regarding our future revenues, expenses, earnings, capital expenditures or activity rates are forward-looking statements. These statements reflect only our current expectations and are not guarantees of future performance or results. These statements involve risks, uncertainties and assumptions that could cause actual results or performance to differ materially from those contained in the forward-looking statements. These risks, uncertainties and assumptions include the successful integration of the operations of Ameritrade and Datek, operational cost savings resulting from the merger of Ameritrade and Datek, market fluctuations and changes in client trading activity, general economic conditions, increased competition, regulatory and legal matters and uncertainties and other risk factors described in our latest Annual Report on Form 10-K. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AMERITRADE HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except per share data
(Unaudited)

	Quarter Ended		Six Months Ended

	Mar. 28, 2003	Mar. 29, 2002	Mar. 28, 2003	Mar. 29, 2002

Revenues:
Commissions and clearing fees	$92,696	$63,789	$208,880	$129,448
Interest revenue	37,704	27,647	79,501	56,773
Other	21,889	17,873	50,233	34,373

Total revenues	152,289	109,309	338,614	220,594
Client interest expense	4,655	2,573	10,453	5,668

Net revenues	147,634	106,736	328,161	214,926

Expenses:
Employee compensation and benefits	53,721	33,659	99,471	66,584
Communications	11,942	8,902	25,071	18,862
Occupancy and equipment costs	16,047	14,733	32,223	28,298
Depreciation and amortization	7,629	7,054	16,354	13,791
Professional services	8,293	6,721	19,614	11,519
Interest on borrowings	1,118	1,065	2,306	2,891
(Gain)/loss on disposal of property	(5,527)	23	(5,118)	216
Other	10,762	6,318	25,764	12,191
Advertising	26,990	24,833	59,018	41,905

Total expenses	130,975	103,308	274,703	196,257

Pre-tax income	16,659	3,428	53,458	18,669
Provision for income taxes	7,042	1,481	21,799	7,719

Net income	$9,617	$1,947	$31,659	$10,950

Basic earnings per share	$0.02	$0.01	$0.07	$0.05
Diluted earnings per share	$0.02	$0.01	$0.07	$0.05
Weighted average shares outstanding — basic	427,765	215,917	428,834	215,722
Weighted average shares outstanding — diluted	430,557	216,890	431,297	216,631

AMERITRADE HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands
(Unaudited)

	Mar. 28, 2003	Sept. 27, 2002

Assets:
Cash and cash equivalents	$151,385	$198,398
Segregated cash and investments	6,902,554	5,665,109
Broker/dealer receivables	1,660,628	1,397,862
Client receivables	1,350,949	1,414,598
Goodwill and intangible assets	960,085	964,979
Other	137,255	159,895

Total assets	$11,162,856	$9,800,841

Liabilities and stockholders’ equity:
Liabilities:
Broker/dealer payables	$1,721,920	$1,917,482
Client payables	8,031,538	6,374,644
Notes payable	67,688	47,645
Other	244,531	362,671

Total liabilities	10,065,677	8,702,442
Stockholders’ equity	1,097,179	1,098,399

Total liabilities and stockholders’ equity	$11,162,856	$9,800,841

Note: Certain items in the prior year condensed consolidated balance sheet have been reclassified to conform to the current presentation.

AMERITRADE HOLDING CORPORATION
RECONCILIATION OF FINANCIAL MEASURES
In thousands, except percentages
(Unaudited)

	Quarter Ended				Six Months Ended

	March 28, 2003		March 29, 2002		March 28, 2003		March 29, 2002

	$	% of Rev.	$	% of Rev.	$	% of Rev.	$	% of Rev.

Operating Margin (1)
Operating margin	$38,122	25.8%	$28,284	26.5%	$107,358	32.7%	$60,790	28.3%
Less:
Advertising	(26,990)	-18.3%	(24,833)	-23.3%	(59,018)	-18.0%	(41,905)	-19.5%
Gain/(loss) on disposal of property	5,527	3.7%	(23)	0.0%	5,118	1.6%	(216)	-0.1%

Pre-tax income	$16,659	11.3%	$3,428	3.2%	$53,458	16.3%	$18,669	8.7%

EBITDA (2)
EBITDA	$25,406	17.2%	$11,547	10.8%	$72,118	22.0%	$35,351	16.4%
Less:
Depreciation and amortization	(7,629)	-5.2%	(7,054)	-6.6%	(16,354)	-5.0%	(13,791)	-6.4%
Interest on borrowings	(1,118)	-0.8%	(1,065)	-1.0%	(2,306)	-0.7%	(2,891)	-1.3%

Pre-tax income	16,659	11.3%	3,428	3.2%	53,458	16.3%	18,669	8.7%
Provision for income taxes	(7,042)	-4.8%	(1,481)	-1.4%	(21,799)	-6.6%	(7,719)	-3.6%

Net income	$9,617	6.5%	$1,947	1.8%	$31,659	9.6%	$10,950	5.1%

	As of

	March 28,	Dec. 31,	Sept. 27,
	2003	2002	2002

Liquid Assets (3)
Liquid assets	$187,016	$246,800	$229,447
Plus: Broker-dealer cash and cash equivalents	114,078	61,745	91,566
Less:
Investment in NITE, net of tax	(6,546)	(23,017)	(19,411)
Excess broker-dealer regulatory net capital	(143,163)	(121,287)	(103,204)

Cash and cash equivalents	$151,385	$164,241	$198,398

Note: The term “GAAP” in the following explanations refers to generally accepted accounting principles in the United States.

(1)	Operating margin is considered a Non-GAAP financial measure as defined by SEC Regulation G. We define operating margin as pre-tax income, adjusted to remove advertising expense and any unusual gains or charges. We believe operating margin provides an important measure of the financial performance of our ongoing business. Advertising spending is excluded from operating margin because it is largely at the discretion of the Company, varies significantly from period to period based on market conditions and relates to the acquisition of future revenues through new accounts rather than current revenues from existing accounts. Unusual gains and charges are excluded from operating margin because we believe they are not likely to be indicative of the ongoing operations of our business. Operating margin should be considered in addition to, rather than as a substitute for, pre-tax income and net income.

(2)	EBITDA (earnings before interest, taxes, depreciation and amortization) is considered a Non-GAAP financial measure as defined by SEC Regulation G. We consider EBITDA an important measure of our financial performance and of our ability to generate cash flows to service debt, fund capital expenditures and fund other corporate investing and financing activities. EBITDA eliminates the non-cash effect of tangible asset depreciation and intangible asset amortization. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

(3)	Liquid assets is considered a Non-GAAP financial measure as defined by SEC Regulation G. We define liquid assets as the sum of a) non broker-dealer cash, b) the market value, net of tax, of our investment in Knight Trading Group, Inc. that is not subject to a prepaid variable forward contract for future sale and c) regulatory net capital of our broker-dealer subsidiaries in excess of 5% of aggregate debit items. We consider liquid assets an important measure of our liquidity and of our ability to fund corporate investing and financing activities. Liquid assets should be considered in addition to, rather than as a substitute for, cash and cash equivalents.

AMERITRADE HOLDING CORPORATION
SELECTED OPERATING DATA

	Quarter ended

	Mar. 28, 2003	Dec. 31, 2002	Sept. 27, 2002	June 28, 2002

Trading days	60	65	63	64
Average client trades per day	116,246	140,700	87,278	73,506
Assets in client accounts (in billions)	$39.1	$37.1	$33.9	$27.5
Core brokerage open accounts**	2,907,000	2,872,000	2,842,000	1,917,000

** This relates to the core brokerage account base only. Total client base, including core accounts and non-core accounts
(primarily clearing accounts, stock option administration accounts and bank referral accounts), was 3,251,000 at 3/28/03.